UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	September 6, 2007
Dollar Financial Corp.
(Exact Name of Issuer as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50866 (Commission File Number)	23-2636866 (I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 310 Berwyn, Pennsylvania (Address of Principal Executive Offices)	19312 (Zip Code)
(610) 296-3400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved the following actions with respect to the Company’s named executive officers:
Key Management Bonus Awards
     Awards Pursuant to Plan. The Committee approved cash bonus awards for the following named executive officers earned during the fiscal year ended June 30, 2007 and to be paid on or about September 7, 2007. The bonus awards were based upon the achievement of Company financial performance goals set forth in the Key Management Bonus Program which was previously reviewed and approved by the Board.

Name	Title	Award
Randy Underwood	Executive Vice President and Chief Financial Officer	$270,271

Sydney Franchuck	Executive Vice President and Chairman — National Money Mart	$226,580	(1)

Paul Mildenstein	Senior Vice President — United Kingdom Operations	$216,303	(2)

(1)	The terms of Mr. Franchuck’s award provide for a payment of $256,370 Canadian dollars, which, as of the date of the award, was equal to approximately US$226,580.

(2)	The terms of Mr.Mildenstein’s award provide for a payment of GBP 111,877.05, which, as of the date of the award, was equal to approximately US$216,303.
     Awards Pursuant to Preexisting Employment Agreements. The Committee also confirmed the cash bonus amount payable to Jeffrey A. Weiss, the Company’s Chairman of the Board and Chief Executive Officer, and Donald Gayhardt, its President, in the amount of $612,003 and $375,009, respectively. These cash bonuses were determined pursuant to the bonus provisions contained in the employment agreements between each such individual and the Company. The employment agreements for Messrs. Weiss and Gayhardt became effective December 19, 2003 and were previously filed by the Company as exhibits to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 12, 2004. The employment agreement for Mr. Gayhardt was amended on April 9, 2007 and a copy of the amendment was previously filed by the Company as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 13, 2007.

Amendment to Paul Mildenstein Service Agreement
     On September 11, 2007, the Company and Paul Mildenstein, our Senior Vice President — United Kingdom Operations, executed an Amended and Restated Service Agreement (the “Amended Agreement”), amending and restating the Service Agreement by and between Dollar Financial UK Ltd., our subsidiary, and Paul Mildenstein dated April 4, 2005 (the “Mildenstein Agreement”). The Amended Agreement contains terms that are substantially similar to the Mildenstein Agreement, except as to the following provisions relating to his termination of employment: (i) if the Company terminates Mr. Mildenstein’s employment without Cause, as defined in the Amended Agreement, he will continue to receive his base salary for the six (6) month period following such termination, he will be entitled to receive fifty percent (50%) of his target annual bonus and the Company will continue to contribute to the cost of his health insurance and life and disability insurance coverage as further set forth in the Amended Agreement; (ii) if Mr. Mildenstein becomes permanently disabled, the Company can terminate his employment upon thirty (30) days notice; (iii) if Mr. Mildenstein dies during the term of the Amended Agreement, such event will be treated as a termination without Cause described above; and (iv) in the event that Mr. Mildenstein’s employment with the Company is terminated by the Company without Cause within eighteen (18) months after a Change in Control, as defined in the Amended Agreement, he will receive the compensation otherwise payable upon a termination without Cause described above, provided that his base salary will be paid for twelve (12) months rather than six (6) months, he will be entitled to a bonus based on the average annual bonus paid to him in each of the two years prior to such termination and all of his outstanding equity awards will become fully vested. In the Amended Agreement, Mr. Mildenstein also agreed to a new covenant prohibiting him from competing with the Company or soliciting the Company’s customers, vendors or employees for two years after the termination of his employment with the Company. The above summary of the material terms of the Amended Agreement is qualified in its entirety by reference to the complete text of the Amended Agreement filed herewith as Exhibit 10.1 and is incorporated in this Item 5.02 by reference.
Resignation of Director
     Effective September 6, 2007, David Golub, a Class B director resigned from the Board, including as a member of the Governance and Nominating Committee of the Board. Immediately after accepting Mr. Golub’s resignation, the Board decreased the number of its Class B directors from three to two, thereby decreasing the total size of the Board to six members and appointed John Gavin as the Chairman of the Governance and Nominating Committee of the Board.
Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibit is furnished with this Form 8-K:

Exhibit No.	Description
10.1	Amended and Restated Service Agreement by and between Dollar Financial UK Ltd. and Paul Mildenstein dated September 11, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR FINANCIAL CORP.
Date: September 11, 2007	By:	/s/ Randy Underwood
		Name:	Randy Underwood
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amended and Restated Service Agreement by and between Dollar Financial UK Ltd. and Paul Mildenstein dated September 11, 2007.